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                                                                 EXHIBIT 3.3

                             ARTICLES SUPPLEMENTARY
                                       OF
                           FELCOR SUITE HOTELS, INC.

         FELCOR SUITE HOTELS, INC., a Maryland corporation (hereinafter referred to as the "Company"), hereby certifies as follows:

         FIRST: Under the authority set forth in Article V of the Charter of the Company, the Board of Directors of the Company on April 20, 1998, and April 30, 1998, classified 57,500 unissued shares of the Preferred Stock as "9% Series B Cumulative Redeemable Preferred Stock."

         SECOND: A description of the 9% Series B Cumulative Redeemable Preferred Stock, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set or changed by the Board of Directors of the Company is as follows:

         Section 1. NUMBER OF SHARES AND DESIGNATION. This series of preferred stock shall be designated as 9% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), and 57,500 shall be the number of shares of Preferred Stock constituting such series.

         Section 2. DEFINITIONS. For purposes of the Series B Preferred Stock, the following terms shall have the meanings indicated:

"Board of Directors" shall mean the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in Texas or New York are not required to be open.

"Call Date" shall have the meaning set forth in paragraph (c) of Section 5 hereof.

"Common Stock" shall mean the common stock of the Company, par value $0.01 per share.

"Dividend Payment Date" shall mean the last calendar day of January, April, July and October in each year, commencing on July 31, 1998; PROVIDED, HOWEVER, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

"Dividend Periods" shall mean quarterly dividend periods commencing February 1, May 1, August 1, and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on May 7, 1998 and end on and include July 31, 1998).

"Issue Date" shall mean the date on which the Company first issues a share of Series B Preferred Stock.
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"Junior Stock" shall mean the Common Stock and any other class or series of shares of the Company over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

"Parity Stock" shall have the meaning set forth in paragraph (b) of Section 8 hereof.

"Series A Preferred Stock" shall mean the Company's $1.95 Series A Cumulative Convertible Preferred Stock.

"Series B Preferred Stock" shall have the meaning set forth in Section 1 hereof.

"set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Company; PROVIDED, HOWEVER, that if any funds for a class or series of Junior Stock or any class or series of stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

"Transfer Agent" means SunTrust Bank, Atlanta, Georgia, or such other agent or agents of the Company as may be designated by the Board of Directors or their designee as the transfer agent for the Series B Preferred Stock.

"Voting Preferred Stock" shall have the meaning set forth in Section 9(a) hereof.

         Section 3.  DIVIDENDS.

         (a) The Holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash in an amount per share of Series B Preferred Stock equal to $225.00 per annum. Such dividends shall be cumulative from May 7, 1998, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (b) The amount of dividends payable for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of





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dividends payable for any period shorter or longer than a full Dividend Period, on the Series B Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series
B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B
Preferred Stock that may be in arrears.

         (c) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such Parity Stock.

         (d) So long as any shares of the Series B Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly, unless in each case (i) the full cumulative dividends on all outstanding shares of the Series B Preferred Stock and any other Parity Stock of the Company shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the current dividend period with respect to such Parity Stock. Notwithstanding the foregoing limitations, the Company may at any time acquire shares of its capital stock, without regard to rank, for the purpose of preserving its status as a real estate investment trust ("REIT").

         Section 4.  LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Series B Preferred Stock shall be entitled to receive two thousand five hundred dollars ($2,500.00) per share of Series B Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among





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the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more corporations, (ii) a sale or transfer of all or substantially all of the Company's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

         (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Series B Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

         Section 5.  REDEMPTION AT THE OPTION OF THE COMPANY

         (a) The Series B Preferred Stock shall not be redeemable by the Company prior to May 7, 2003. On and after May 7, 2003, the Company, at its option, may redeem the shares of Series B Preferred Stock in whole or in part, as set forth herein, subject to the provisions described below.

         (b) The Series B Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time, upon not less than 30 nor more than 60 days' prior written notice. In order to exercise its redemption option, the Company must issue a press release announcing the redemption (the "Press Release"). The Company may not issue a Press Release prior to May 7, 2003. The Press Release shall announce the redemption and set forth the number of shares of Series B Preferred Stock which the Company intends to redeem. The Call Date shall be selected by the Company, shall be specified in the notice of redemption and, subject to the provisions of Section 5(e) below, shall be not less than 30 days or more than 60 days after the date on which the Company issues the Press Release.

         (c) Upon redemption of Series B Preferred Stock by the Company on the date specified in the notice to holders required under subparagraph (e) of this Section 5 (the "Call Date"), each share of Series B Preferred Stock to be redeemed shall be redeemed in cash at a price per share equal to $2,500.00 per share, plus all accrued and unpaid distributions thereon to the Call Date, without interest, to the extent that the Company has funds legally available therefor. The redemption price of the Series B Preferred Stock (other than any portion thereof consisting of accrued and unpaid distributions) must be paid solely from the sale proceeds of other capital stock of the Company and not from any other source. For purposes of the foregoing sentence, "capital stock" means any common stock, preferred stock, depositary shares, interests, participations, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Dividends payable





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on the shares of Series B Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock called for redemption or on the shares of capital stock issued upon such redemption.

         (d) If full cumulative dividends on the Series B Preferred Stock and any other class or series of Parity Stock of the Company have not been paid or declared and set apart for payment, the Series B Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Series B Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series B Preferred Stock.

         (e) If the Company shall redeem shares of Series B Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to the beneficial holders of the Series B Preferred Stock by the Company not less than thirty Business Days before the Call Date. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Company, or by publication in THE WALL STREET JOURNAL or THE NEW YORK TIMES, or if neither such newspaper is then being published, any other daily newspaper of national circulation. If the Company elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Series B Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate:
(1) the Call Date: (2) the number of shares of Series B Preferred Stock to be redeemed from such holder; (3) the redemption price; (4) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series B Preferred Stock of the Company shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates). The Company's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has an office in the Borough of Manhattan, City of New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series B Preferred Stock so called for redemption. At the close of business on the Call Date, each share Series B Preferred Stock to be redeemed pursuant to Section 5(c)(i) (unless the Company defaults in the delivery of the cash payable on such Call Date) shall be deemed to be no longer outstanding regardless of whether such holder has surrendered the certificates representing the Series B Preferred Stock. No interest shall





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accrue for the benefit of the holders of Series B Preferred Stock to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date (together with any interest or other earnings accrued thereon) shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash, and shall have no right to interest from and after the Call Date.

         As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of Series B Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Company in its sole discretion to be equitable. If fewer than all the shares of Series B Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

         (f) Notwithstanding the foregoing, the Company may at any time acquire shares of its capital stock, without regard to rank, for the purpose of preserving its status as a REIT, for purposes of an employee benefit plan of the Company, or in accordance with the conversion or redemption provisions of any class of Preferred Stock ranking on parity with or senior to the Series B Preferred Stock.

         (g) The procedures for redeeming any depositary receipts evidencing fractional interests in the Series B Preferred Stock shall be the same as the procedures for redeeming the Series B Preferred Stock contained in this Section 5 except that the depositary agent that issued the depositary receipts being redeemed may act on behalf of the Company.

         Section 6.  SHARES TO BE RETIRED.

         All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series. The Company may also retire any unissued shares of Series B Preferred Stock, and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

         Section 7.  CONVERSION.

         Holders of shares of Series B Preferred Stock shall have no conversion rights.

         Section 8. RANKING. Any class or series of stock of the Company shall be deemed to rank:

         (a) prior to the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation,





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dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock;

         (b) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); the Series A Preferred Stock shall be Parity Stock with respect to the Series B Preferred Stock; and

         (c) junior to the Series B Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock or series.

         Section 9.  VOTING.

         (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Stock) and the holders of shares of Series B Preferred Stock, together with the holders of shares of every other series of Parity Stock (any such other series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrearages dividends on the Series B Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series B Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be automatically reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series B Preferred Stock and the Voting Preferred Stock, the secretary of the Company may, and upon the written request of any holder of Series B Preferred Stock or any holder of depositary receipts evidencing a fractional interest in the Series B Preferred Stock (addressed to the secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that





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provided in the Bylaws of the Company for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series B Preferred Stock (or depositary receipts representing shares of Series B Preferred Stock) may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Company. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series B Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

         (b) So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, as amended, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the shares of Series B Preferred Stock and the Voting Preferred Stock, at the time outstanding, acting as a single class regardless of series, at any meeting called for the purpose, shall be necessary for effecting or validating the following:

                 (i) Any amendment, alteration or repeal of any of the provisions of these Articles Supplementary that materially adversely affects the voting powers, rights or preferences of the holders of the Series B Preferred Stock or the Voting Preferred Stock; PROVIDED, HOWEVER, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount, of any Junior Stock or any shares of any class ranking on a parity with the Series B Preferred Stock or the Voting Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock, and PROVIDED, FURTHER, that if any such amendment, alteration or repeal would materially adversely affect any voting powers, rights of preferences of the Series B Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the other series which otherwise would be entitled to vote in accordance herewith, the affirmative vote of least 66 2/3% of the votes entitled to be cast by holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the shares of Series B Preferred Stock and the Voting Preferred Stock which otherwise would be entitled to vote in accordance herewith;

                 (ii) Enter into a share exchange that affects the Series B Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case, each share of Series B Preferred Stock remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for a share of preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption identical to those of a share of Series B Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series B Preferred Stock); or





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                 (iii)    The authorization, reclassification, or creation of,
or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends.

         For purposes of the foregoing provisions of this Section 9, each share of Series B Preferred Stock shall have one hundred (100) votes per share, each of which 100 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of the Series B Preferred Stock, the holder thereof may designate up to 100 proxies, with each proxy having the right to vote a whole number of votes (totaling 100 votes per share of Series B Preferred Stock). Except as otherwise required by applicable law or as set forth herein, the shares of Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         Section 10. RECORD HOLDERS. The Company and the Transfer Agent may deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.



                        [Signatures On Following Page.]





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         IN WITNESS WHEREOF, the Company has caused these Articles
Supplementary to be signed in its name and on its behalf on this 1st day of May, 1998, by its Senior Vice President who acknowledges that these Articles Supplementary are the act of the Company and that to the best of his knowledge, information and belief and under penalties for perjury all matters and facts contained in these Articles Supplementary are true in all material respects.

                            FELCOR SUITE HOTELS, INC.



                            By:  /s/ Randall L. Churchey
                                 ------------------------------------------
                                 Randall L. Churchey, Senior Vice President


                            Attest:


                            /s/  Lawrence D. Robinson
                            -----------------------------------------------
                            Lawrence D. Robinson, Secretary


                                      (Corporate Seal)



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